EXHIBIT 99.1

NEWS	Contact: Clay Williams
(713)346-7606
FOR IMMEDIATE RELEASE
NATIONAL OILWELL VARCO ANNOUNCES THIRD QUARTER 2010 RESULTS
HOUSTON, TX, October 26, 2010 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that for the third quarter ended September 30, 2010 it earned net income of $404 million, or $0.96 per fully diluted share, compared to second quarter ended June 30, 2010 net income of $401 million, or $0.96 per fully diluted share.
Transaction charges for the third quarter of 2010 were $2 million pre-tax. Net income for the third quarter of 2010 excluding transaction charges was $406 million, or $0.97 per fully diluted share. This compares to second quarter of 2010 net income of $405 million, or $0.97 per fully diluted share, and third quarter 2009 net income of $396 million or $0.95 per fully diluted share, excluding transaction charges from both periods.
The Company’s revenues for the third quarter of 2010 were $3.01 billion, an increase of two percent from the second quarter of 2010 and a decrease of two percent from the third quarter of 2009. Operating profit for the third quarter of 2010 was $598 million or 19.9 percent of sales, excluding transaction charges. Year-over-year third quarter operating profit declined $20 million on $76 million lower revenue, resulting in operating profit flow-through (change in operating profit divided by the change in revenue) of 26 percent, excluding transaction and restructuring charges.
Backlog for capital equipment orders for the Company’s Rig Technology segment at September 30, 2010 was $4.87 billion, which was up slightly from the end of the second quarter of 2010. New orders during the quarter were $1.18 billion, reflecting a broad mix of the Company’s products including new offshore and land rigs, workover rigs, cranes, and well-stimulation equipment, from domestic and international customers.
Pete Miller, Chairman, President and CEO of National Oilwell Varco, remarked, “High oil and gas activity across North America and continued outstanding execution of equipment orders enabled the Company to achieve solid earnings and cash flow again this quarter. We are pleased that bookings into our capital equipment backlog exceeded shipments during the third quarter, driving backlog a little higher sequentially and signaling renewed interest in drilling equipment construction and refurbishment, and improving credit markets. We are pursuing new orders aggressively, and remain well-positioned to execute strategic internal growth and acquisition opportunities.
We expect to close our proposed acquisition of Advanced Production and Loading PLC, a subsidiary of BW Offshore Limited, during the fourth quarter. We believe this acquisition will help us expand our product offerings in the Floating Production, Storage and Offloading vessels (FPSO) market, which we consider to be the next phase of deepwater development in the oil and gas sector. FPSO’s offer us a terrific opportunity to create value for our shareholders.”

Rig Technology
Third quarter revenues for the Rig Technology segment were $1.65 billion, essentially flat from the second quarter of 2010 and a decrease of 18 percent from the third quarter of 2009. Operating profit for this segment was $480 million, or 29.1 percent of sales. Revenue out of backlog for the segment decreased eight percent sequentially and decreased 28 percent year-over-year, but non-backlog revenue increased 17 percent sequentially and 23 percent year-over-year, reflecting higher demand for aftermarket parts, services and capital spares.
Petroleum Services & Supplies
Revenues for the third quarter of 2010 for the Petroleum Services & Supplies segment were $1.09 billion, up five percent compared to second quarter 2010 results and up 23 percent from the third quarter of 2009. Operating profit was $164 million, or 15.1 percent of revenue, up 19 percent from the second quarter of 2010. Operating profit flow-through was 46 percent sequentially and 38 percent from the third quarter of 2009 to the third quarter of 2010. Rising levels of rig activity in U.S. shale plays and seasonal recovery in Canada resulted in higher demand for products and services provided by the segment.
Distribution Services
The Distribution Services segment generated third quarter revenues of $424 million, which were up 16 percent from the second quarter of 2010 and were up 39 percent from the third quarter of 2009. Third quarter operating profit was $24 million or 5.7 percent of sales. Operating profit flow-through was 19 percent sequentially and 14 percent from the third quarter of 2009 to the third quarter of 2010. This segment benefited from sequential seasonal sales improvements in Canada, as well as strong sequential gains in U.S. operations on higher rig counts.
The Company has scheduled a conference call for October 26, 2010, at 8:00 a.m. Central Time to discuss third quarter results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 1-800-446-1671 within North America or 1-847-413-3362 outside of North America five to ten minutes prior to the scheduled start time, and ask for the “National Oilwell Varco Earnings Conference Call.”
National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.
- more -

NATIONAL OILWELL VARCO, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,070	$2,622
Receivables, net	2,408	2,187
Inventories, net	3,562	3,490
Costs in excess of billings	769	740
Deferred income taxes	232	290
Prepaid and other current assets	285	269

Total current assets	10,326	9,598

Property, plant and equipment, net	1,808	1,836
Deferred income taxes	269	92
Goodwill	5,525	5,489
Intangibles, net	3,877	4,052
Investment in unconsolidated affiliate	365	393
Other assets	61	72

	$22,231	$21,532

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$585	$584
Accrued liabilities	2,289	2,267
Billings in excess of costs	293	1,090
Current portion of long-term debt and short-term borrowings	354	7
Accrued income taxes	351	226

Total current liabilities	3,872	4,174

Long-term debt	516	876
Deferred income taxes	2,197	2,091
Other liabilities	242	163

Total liabilities	6,827	7,304

Commitments and contingencies

Stockholders’ equity:
Common stock — par value $.01; 419,167,762 and 418,451,731 shares issued and outstanding at September 30, 2010 and December 31, 2009	4	4
Additional paid-in capital	8,267	8,214
Accumulated other comprehensive income	109	90
Retained earnings	6,906	5,805

Total National Oilwell Varco stockholders’ equity	15,286	14,113
Noncontrolling interests	118	115

Total stockholders’ equity	15,404	14,228

	$22,231	$21,532

NATIONAL OILWELL VARCO, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2010	2009	2010	2010	2009

Revenue:
Rig technology	$1,650	$2,000	$1,672	$5,208	$6,116
Petroleum services and supplies	1,089	882	1,033	3,045	2,809
Distribution services	424	306	365	1,123	1,019
Eliminations	(152)	(101)	(129)	(392)	(366)

Total revenue	3,011	3,087	2,941	8,984	9,578

Gross profit	947	897	932	2,852	2,813

Gross profit %	31.5%	29.1%	31.7%	31.7%	29.4%

Selling, general, and administrative	349	279	338	1,012	886
Intangible asset impairment	—	—	—	—	147
Transaction, devaluation and voluntary retirement costs	2	17	4	44	73

Operating profit	596	601	590	1,796	1,707

Interest and financial costs	(12)	(14)	(13)	(38)	(40)
Interest income	4	4	3	9	8
Equity income in unconsolidated affiliate	8	1	8	22	45
Other income (expense), net	(23)	(13)	(3)	(15)	(87)

Income before income taxes	573	579	585	1,774	1,633

Provision for income taxes	169	192	186	552	551

Net income	404	387	399	1,222	1,082

Net income (loss) attributable to noncontrolling interests	—	2	(2)	(5)	7

Net income attributable to Company	$404	$385	$401	$1,227	$1,075

Net income attributable to Company per share:

Basic	$0.97	$0.93	$0.96	$2.94	$2.58

Diluted	$0.96	$0.92	$0.96	$2.93	$2.58

Weighted average shares outstanding:

Basic	417	416	417	417	416

Diluted	419	418	419	419	417

NATIONAL OILWELL VARCO, INC.
OPERATING PROFIT — AS ADJUSTED SUPPLEMENTAL SCHEDULE (Unaudited)
(In millions)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2010	2009	2010	2010	2009

Revenue:

Rig technology	$1,650	$2,000	$1,672	$5,208	$6,116

Petroleum services and supplies	1,089	882	1,033	3,045	2,809

Distribution services	424	306	365	1,123	1,019

Eliminations	(152)	(101)	(129)	(392)	(366)

Total revenue	$3,011	$3,087	$2,941	$8,984	$9,578

Operating profit:

Rig technology	$480	$579	$509	$1,570	$1,721

Petroleum services and supplies	164	86	138	415	346

Distribution services	24	7	13	48	42

Unallocated expenses and eliminations	(70)	(54)	(66)	(193)	(182)

Total operating profit (before intangible asset impairment and transaction, devaluation and voluntary retirement costs)	$598	$618	$594	$1,840	$1,927

Operating profit %:

Rig technology	29.1%	29.0%	30.4%	30.1%	28.1%

Petroleum services and supplies	15.1%	9.8%	13.4%	13.6%	12.3%

Distribution services	5.7%	2.3%	3.6%	4.3%	4.1%

Other unallocated	—	—	—	—	—

Total operating profit % (before intangible asset impairment and transaction, devaluation and voluntary retirement costs)	19.9%	20.0%	20.2%	20.5%	20.1%

NATIONAL OILWELL VARCO, INC.
AS ADJUSTED EBITDA RECONCILIATION EXCLUDING INTANGIBLE ASSET IMPAIRMENT AND TRANSACTION,
DEVALUATION AND VOLUNTARY RETIREMENT COSTS
(Unaudited)
(In millions)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2010	2009	2010	2010	2009

Reconciliation of EBITDA (Note 1):
GAAP net income attributable to Company	$404	$385	$401	$1,227	$1,075
Provision for income taxes	169	192	186	552	551
Interest expense	12	14	13	38	40
Depreciation and amortization	127	126	124	378	364
Intangible asset impairment	—	—	—	—	147
Transaction, devaluation and voluntary retirement costs	2	17	4	44	73

EBITDA (Note 1)	$714	$734	$728	$2,239	$2,250

Note 1: EBITDA means earnings before interest, taxes, depreciation, amortization, intangible asset impairment, transaction, devaluation and voluntary retirement costs, and is a non-GAAP measurement. Management uses EBITDA because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

CONTACT:	National Oilwell Varco, Inc. Clay Williams, (713) 346-7606 Clay.Williams@nov.com